                                                                   EXHIBIT 10.35

                                   AGREEMENT

          This Agreement (this "Agreement") is made and entered into as of January 19, 2005, by and among Kmart Management Corporation, a Michigan corporation (the "Company"), Kmart Holding Corporation, a Delaware corporation and the Company's parent corporation ("Holding Corp."), and Harold Lueken (the "Executive").

          WHEREAS, the Executive and the Company are party to an Employment Agreement made and entered into on May 6, 2003 (the "Employment Agreement"), and the Executive has been serving as Senior Vice President, General Counsel of the Company and Holding Corp.;

          WHEREAS, the Company and the Executive have mutually agreed that the Executive will cease to be so employed and to so serve on January 31, 2005 (the "Effective Date"); and

          NOW, THEREFORE, the Company, Holding Corp. and the Executive hereby agree as follows:

          1. Resignation. The Executive hereby resigns, as of the Effective Date, from his employment with the Company and Holding Corp. and from all other positions the Executive holds as an officer or member of the board of directors of any of the subsidiaries or affiliates of Holding Corp. and the Company. The Company acknowledges that Executive shall not be required to report for work to the Company's headquarters offices in January 2005.

          2. Salary. The Company shall continue to pay the Executive his base salary, at its current rate, through the Effective Date.

          3. Severance Payments and Benefits. (a) The Company shall, on the Effective Date, execute a release attached hereto as Exhibit A (the "Release"). The Executive shall, on the Effective Date, execute the Release, and shall be entitled to receive the payments and benefits provided for in this Section 3, but only if he executes and does not revoke the Release, and if he complies with his obligations under the provisions of the Employment Agreement that continue in effect pursuant to Section 4 below. Notwithstanding anything to the contrary in this Section 3, no payment shall be made pursuant to this Section 3 prior to the first date that such payment would not subject the Executive to the 20% additional tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended.

          (b) Subject to Section 3(a) above, the Company shall pay the Executive his base salary for a period of one year commencing on the Effective Date, in the manner, and subject to the reductions, set forth in Section 10(d)(ii)(B) of the Employment Agreement.

          (c) Subject to Section 3(a) above, the Executive shall also be eligible for his annual bonus for the fiscal year beginning January 29, 2004 (such bonus, the "2004 Annual Bonus"), computed and payable in accordance with its terms as in effect as of the Effective Date, as set forth in and subject to Exhibit B hereto, based on actual performance for the entire fiscal year. The 2004 Annual Bonus (if any) shall be paid at the same time as bonuses for 2004 are generally paid under the applicable bonus plan.

          (d) Subject to Section 3(a) above, the Company shall pay the Executive, in lieu of any outstanding Long Term Incentive Awards to the Executive, $750,000 in a cash lump sum, on the date when the Release is first irrevocable by its terms.

          (e) The Executive holds restricted shares of Holding Corp. that were granted to him pursuant to a Restricted Stock Agreement between the Executive and the Company, effective as of September 3, 2003 (the "Restricted Stock Agreement") (such shares, the "Restricted Stock"). The Restricted Stock has previously vested and become free of transfer restrictions with respect to 5,703 shares. Subject to Section 3(a) above, as of the Effective Date, the Restricted Stock shall vest and become free of transfer restrictions with respect to an additional 5,703 shares. The remainder of the Restricted Stock shall be forfeited as of the Effective Date.

          (f) Subject to Section 3(a) above, from the Effective Date through the first anniversary thereof, the Executive shall be provided with continued welfare benefits or the equivalent thereof, subject to reduction and otherwise on the terms and conditions set forth in Section 10(d)(ii)(F) of the Employment Agreement. The period during which the Executive is eligible for health continuation coverage under the requirements of Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (known as "COBRA coverage") shall begin on the day after the Effective Date.

          (g) Subject to Section 3(a) above, the Executive shall be provided with other or additional benefits in accordance with applicable plans and programs of the Company or its affiliates.

          4. Continued Applicability of Certain Employment Agreement Provisions. Sections 10(f) and (i), 11, 12, 14(c) and (d), 15, 16 and the last sentence of
Section 10(d) of the Employment Agreement shall continue to apply in accordance with their terms following the Effective Date, as if they were part of this Agreement.

          5. Entire Agreement; Amendments. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes the Employment Agreement in its entirety except as specifically provided herein. This Agreement may not be amended except in a writing signed by the Executive and an authorized representative or representatives of Holding Corp. and the Company.

          6. Successors. (a) This Agreement is personal to the Executive and shall not be assignable by the Executive, except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company, Holding Corp. and their respective successors.

          7. Notices. (a) Any notice given to a party to this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

          If to the Company or Holding Corp.:

             Kmart Management Corporation
             3100 West Big Beaver Road
             Troy, MI 48084-3163
             Attention: Chief Executive Officer

             With a copy to: Attention: General Counsel (at the above address)

          If to the Executive:

             11790 Valencia Gardens Ave.
             Palm Beach Gardens, FL 33410

             With a copy to: hlueken@yahoo.com

          (b) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

                                        KMART MANAGEMENT CORPORATION


                                        By:
                                            ------------------------------------
                                        Title:


                                        KMART HOLDING CORPORATION


                                        By:
                                            ------------------------------------
                                        Title:


                                        THE EXECUTIVE


                                        ----------------------------------------
                                        Harold Lueken

                                    EXHIBIT A

                       MUTUAL COVENANT NOT TO SUE AND FULL
                        AND COMPLETE RELEASE OF LIABILITY

          8. In consideration of the payments and benefits set forth in the Agreement (the "Agreement") dated as of January 15, 2005, by and among Kmart Management Corporation, a Michigan corporation (the "Company"), Kmart Holding Corporation, a Delaware corporation and the Company's parent corporation ("Holding Corp."), and Harold Lueken (the "Executive"), the Executive hereby releases and forever discharges the Company, Holding Corp. and any affiliates or divisions and their current and former directors, officers, employees and agents (hereinafter referred to collectively as the "Company Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, which the Executive or his heirs, administrators, representatives, executors, successors and assigns may have had or may not have, known or unknown, whether in law or equity and whether arising under federal, state or local law, which has or may have arisen out of any act or omission occurring on or prior to the date of the execution (the "Execution Date") of this Mutual Covenant Not To Sue and Full and Complete Release of Liability ("Mutual Release"), including, but not limited to, all claims arising under or in connection with the Michigan Elliott-Larsen Civil Rights Act, as amended, Michigan Whistle Blowers' Protection Act, as amended, the Michigan Persons With Disabilities Civil Rights Act, as amended, Age Discrimination in Employment Act of 1967, as amended, Americans With Disabilities Act of 1990, as amended, Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, as amended, Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, Older Workers Benefit Protection Act of 1990, as amended, the Worker Adjustment Retraining and Notification Act, the Fair Labor Standards Act, as amended, the Family & Medical Leave Act of 1993, as amended, the common law of the State of Michigan and the common law and statutes of the State of Delaware, for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, and defamation or injuries incurred on the job or incurred as a result of loss of employment. The release described in this Paragraph 1 shall not apply to (i) any actions to enforce rights arising under, or any claim for payments or benefits which may be due the Executive under, the Agreement, or (ii) any claim for benefits which may be due the Executive under any "employee benefit plan" (as defined in Section 3(3) of ERISA) of the Company and its related or affiliated companies or divisions in which he was a participant, other than any severance pay plan or any plan that would result in any duplication of benefits. The Executive represents that he has not filed against the Company Releasees any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this Mutual Release. The Executive covenants and agrees that he will not seek recovery against the Company Releasees arising out of any of the matters released in this Paragraph 1.

          9. In consideration of the Executive's release set forth above and the covenants contained herein, Holding Corp., the Company and their respective subsidiaries and divisions, whether direct or indirect (for purposes of this Mutual Release, collectively, "Kmart"), hereby release and forever discharge the Executive and his heirs, administrators, representatives, executors, successors and assigns from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, whether known or unknown, which has or may have arisen out of any act or omission occurring on or prior to the Execution Date, including, but not limited to, all claims arising under or in connection with the Executive's services as an employee, director or consultant, the common law of the State of Michigan and the common law and statutes of the State of Delaware, for tort, breach of express or implied employment contract and defamation; provided, however, that nothing contained herein shall constitute a waiver or release by Kmart of claims or causes of action (i) arising out of illegal conduct by the Executive, or (ii) arising out of the Agreement. Kmart represents that it has not filed against the Executive any complaints, charges, or lawsuits arising out of any matter arising on or prior to the date of this Mutual Release. Kmart covenants and agrees that it will not seek recovery against the Executive arising out of any of the matters released in this paragraph.

          10. Nothing in this Mutual Release shall limit either party from filing a lawsuit or other action for the sole purpose of enforcing this Mutual Release.

          11. The Executive, Holding Corp. and the Company agree that the acts done and evidenced hereby, and the releases granted hereunder, are done and granted to compromise any doubtful and disputed claims and to avoid litigation, and are not an admission of liability on the part of Kmart or the Executive and that any such liability is expressly denied.

          12. The Executive acknowledges that he has no seniority, recall, reinstatement, or rehire rights with Kmart in any capacity.

          13. The Executive agrees that he will honor the restrictive covenants set forth in the provisions referred to in Section 4 of the Agreement.

          14. If any provision or paragraph of this Mutual Release is ever determined not to be enforceable, the remaining provisions and paragraphs shall remain in full force and effect.

          15. The Executive acknowledges that: (i) this entire Mutual Release and the Agreement are written in a manner calculated to be understood by him;
(ii) he has been advised to consult with an attorney before executing this Mutual Release and the Agreement; (iii) he was given a period of twenty-one days within which to consider this Mutual Release; and (iv) to the extent he executes this Mutual Release before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Mutual Release during a period of seven days following the Execution Date, and this Mutual Release shall not become effective, and no payments or benefits shall be made or provided pursuant to Section 3 of the Agreement, prior to the day after the expiration of such seven-day period. In order to revoke this Agreement, the Executive shall deliver to the Company, prior to the expiration of such seven-day period, a written notice of revocation. Upon such revocation, this Mutual Release shall be null and void and of no further force or effect.

          16. The Executive, Holding Corp. and the Company acknowledge that this Mutual Release will be governed by and construed and enforced in accordance with the internal laws of the State of Michigan. If a dispute arises concerning any provisions of this Mutual Release, it shall be resolved by arbitration in accordance with
Section 16 of the Employment Agreement (as defined in the Agreement).

          17. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS MUTUAL RELEASE, THAT HE HAS BEEN PROVIDED 21 DAYS TO CONSIDER THIS MUTUAL RELEASE, THAT HE HAS BEEN ADVISED THAT HE HAS 7 DAYS TO REVOKE HIS SIGNATURE, THAT HE HAS BEEN ADVISED THAT HE SHOULD CONSULT WITH AN ATTORNEY BEFORE HE EXECUTES THIS MUTUAL RELEASE, AND THAT HE UNDERSTANDS ALL OF ITS TERMS AND EXECUTES IT VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF.

                                        HAROLD LUEKEN


                                        ----------------------------------------
                                        Date:
                                              ----------------------------------


                                        KMART HOLDING CORPORATION


                                        By:
                                            ------------------------------------
                                            [TITLE]

                                        Date:
                                              ----------------------------------


                                        KMART MANAGEMENT CORPORATION


                                        By:
                                            ------------------------------------
                                            [TITLE]

                                        Date:
                                              ----------------------------------

                                    EXHIBIT B
                                2004 ANNUAL BONUS

          The amount of the 2004 Annual Bonus shall be determined based upon the Company's adjusted EBITDA (as defined in the Company's business plan) for the fiscal year beginning January 29, 2004 as compared to a target amount of $730 million, but in no event shall Executive's bonus payment exceed 100% of his target bonus. By way of example, if the Company achieves or exceeds the target EBITDA of $730 million, the Executive shall receive 100% of his target 2004 Annual Bonus, or $274,500 (base salary of $450,000 x 61% target bonus per Employment Agreement = $274,500).